Exhibit 99.1

NEWS

Georgia Gulf Announces Note Holder Forbearances and
Extension of Private Debt Exchange Offers

•                  Agreements obtained from holders of more than $634 million of the $800 million total principal amount

ATLANTA, GEORGIA — May 13, 2009 — Georgia Gulf Corporation (NYSE:  GGC) today announced it has entered into agreements with the holders its 9.5% Senior Notes due 2014 and 10.75% Senior Subordinated Notes due 2016 comprising the requisite percentages thereof to ensure that such indebtedness may not be accelerated under the indentures for such notes prior to June 15, 2009 due to $34.5 million of interest payments due April 15, 2009 under such notes being withheld by the Company, as previously announced.  The requisite holders of the Company’s 7.125% Senior Notes due 2013 have provided a similar agreement.  These forbearance agreements were entered into with over 84 percent, 79 percent and 53 percent of the holders of the Company’s 2014 senior notes, 2016 senior subordinated notes and 2013 senior notes, respectively.  All three of the notes issuances are the subject of previously announced private exchange offers (the “exchange offers”).

Upon expiration of these forbearances on June 15, 2009, an acceleration of indebtedness under any issue of the notes would constitute cross defaults under the Company’s other note issues and its senior secured credit facility, permitting the holders of such debt to accelerate. In the event of any such acceleration, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws.

The Company also announced that it has extended the early participation deadline and the expiration date for the exchange offers until 12:00 midnight, New York City time June 1, 2009.  The exchange offers provide for the exchange of the three issues of outstanding notes for $250,000,000 aggregate principal amount of 15% Senior Secured Second Lien Notes due 2014 and 6,922,255 shares of Georgia Gulf common stock.

Each exchange offer will expire at 12:00 midnight, New York City time, on June 1, 2009, unless extended.  As of May 13, 2009 approximately $18.8 million, $17.9 million and $150 thousand of the $100 million, $500 million and $200 million in principal amount outstanding of the 2013, 2014 and 2016 notes had been tendered in the exchange offers.  Full details of the exchange offers and related consent solicitations are included in the offering memorandum for these exchange offers, copies of which are available to Eligible Holders (as defined below) from Global Bondholder Services Corporation, the information agent, by calling (212) 430-3774 or toll free at (866) 873-7700.

The exchange offers have been made, and the new notes and shares of common stock are being offered and will be issued, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, only to holders of the notes (i) in the United States, that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or (ii) outside the United States, that are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act (collectively, the “Eligible Holders”).

Neither the new notes nor the shares of common stock have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:

Martin Jarosick

Georgia Gulf

Investor Relations
770-395-4524